Exhibit 10.59

AMENDMENT TO THE

RETIREMENT PLAN FOR KOPPERS INC.

The Retirement Plan for Koppers Inc. hereby is amended, effective January 1, 2008, to add new Annex I to the Plan to read as follows:

ANNEX I

Maximum Annual Retirement Benefits

for Limitation Years beginning on and after January 1, 2008

Except as otherwise provided below, the provisions of this Annex I shall be effective as of the Limitation Year beginning on January 1, 2008. The limitations, adjustments and other requirements prescribed herein shall at all times comply with the provisions of Code Section 415 and the final regulations thereunder, the terms of which are specifically incorporated herein by reference. These provisions shall supersede the provisions of the Plan to the extent they are inconsistent with the provisions of this Annex I.

(a) Notwithstanding anything in the Plan to the contrary, in no event shall the combined Annual Benefit payable with respect to a Participant on a single life basis under this or any other defined benefit plan maintained by the Employer or any Affiliate under which the Participant is covered as a participant exceed the lesser of: (1) $160,000 (or such other figure determined in accordance with the cost of living adjustment procedure under Code Section 415(d) and Treas. Reg. Section 1.415(d)-1(a), but only for the year in which such adjustment is effective); and (2) 100% of the Participant’s average annual Compensation during the three consecutive years (as adjusted pursuant to Code Section 415(d) and Treas. Reg. Sections 1.415(d)-1(a) and 1.415(b)-1(a)) in which the Participant received the greatest amount of Compensation. The Plan may use any 12-month period to determine a year of service, provided that such period is determined consistently and applied uniformly to all Participants. Such 12 month period shall be the Plan Year. For a Participant who is employed by the Employer for fewer than three consecutive years, the period of the Participant’s high three years of service is the actual number of consecutive years of service (including fractions of a year, but not less than one year). With respect to a Participant who incurs a break in service and is rehired by the Employer, the Participant’s high three years of service shall be calculated by excluding all years for which the Participant performs no services for and receives no Compensation from the Employer maintaining the Plan and by bridging the years of service before and after the break in service and treating such years as if they were consecutive.

(b) Notwithstanding subsection (a) above, benefits up to $10,000 for a Limitation Year may be paid without regard to the 100% of Compensation limitation if the total retirement benefits payable to a Participant under all defined benefit plans maintained by the Employer and any Affiliate for the present and any prior Limitation Year do not exceed $10,000 and the Employer (or a predecessor employer) and any Affiliate has not at any time maintained a defined contribution plan under which the Participant was covered. For purposes of determining the $10,000 amount, the benefit payable with respect to the Participant under a plan for a Limitation Year reflects all amounts payable under the plan for the Limitation Year (except as otherwise provided in Treas. Reg. Section 1.415(d)-1) and is not adjusted for form of benefit or commencement date.

(c) If a Participant has multiple Annuity Starting Dates, the limitations of Code Section 415 and the regulations thereunder must be met separately as of each of Annuity Starting Date taking into account the benefits that have been or will be provided as of each Annuity Starting Date.

(d) If a Participant’s Annual Benefit (or a retirement benefit to which the Participant is entitled under any other defined benefit plan maintained by the Employer or any Affiliate) is payable in a form other than a single life annuity or qualified joint and survivor annuity, the Annual Benefit shall be converted to a single life annuity using the interest rate and mortality assumptions specified in the Plan for Actuarial Equivalence for the particular form of benefit payable. The single life annuity, which has been so determined, shall be compared to the single life annuity that has the same actuarial present value as the form of benefit payable to the Participant, computed using a 5 percent interest rate assumption (or for any form of benefit subject to Code Section 417(e)(3), the applicable interest rate as defined in Code Section 417(e)(3)) and the applicable mortality table prescribed in Code Section 415(b)(2)(E)(v). The greater of these two amounts shall be the applicable limit for the Annual Benefit payable in a form other than a single life annuity or qualified joint and survivor annuity.

Notwithstanding the foregoing, the following shall not be taken into account: any ancillary benefit that is not related to retirement income benefits; and the survivor annuity provided under the portion of any annuity that constitutes a qualified joint and survivor annuity (as defined in Code Section 417(b)).

(1)	For purposes of the adjustment set forth above, for the Plan Years commencing on January 1, 2004 and January 1, 2005, for any form of benefit subject to Code Section 417(e)(3), for purposes of the adjustment set forth in this subsection (d), the applicable interest rate as defined in Code Section 417(e)(3) above shall not be less than 5.5%.

(2)	For Plan Years beginning on or after January 1, 2006, for any form of benefit subject to Code Section 417(e)(3), for purposes of the adjustment set forth in this subsection (d), the interest rate shall not be less than the greatest of 5.5%, the rate specified in the Plan, or the rate that produces a benefit of not more than 105% of the benefit that would be produced using the applicable interest rate as defined in Code Section 417(e)(3).

(e) If the benefit of a Participant begins prior to age 62, the defined benefit dollar limitation applicable to the Participant at such earlier age is an Annual Benefit payable in the form of a single life annuity beginning at the earlier age that is the actuarial equivalent of the defined benefit dollar limitation applicable to the Participant at age 62 (adjusted under (a) above if applicable) determined as follows. The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of:

(1)	the actuarial equivalent at such age of the defined benefit dollar limitation computed using a 5% interest rate and the applicable mortality table as defined in Code Section 415(b)(2)(E)(v); and

(2)	the amount determined by multiplying the defined benefit dollar limitation by the ratio of the annual amount of the single life annuity beginning at such earlier age (computed using the interest rate and mortality table or other tabular factor specified for early retirement benefits under the Plan) to the annual amount of the single life annuity under the Plan commencing at age 62 (with both such amounts determined without application of the rules of Code Section 415).

Any decrease in the defined benefit dollar limitation determined in accordance with this subsection (e) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account. No forfeiture shall be deemed to occur, however, if the Plan provides a qualified pre-retirement survivor annuity and does not charge the Participant for such coverage.

(f) If the Plan provides an actuarial increase for a Participant who continues employment with the Employer after age 65, and if the benefit of a Participant begins after the Participant attains age 65, the defined benefit dollar limitation applicable to the Participant at the later age is an Annual Benefit payable in the form of a single life annuity beginning at the later age determined as the lesser of:

(1)	the actuarial equivalent at such age of the defined benefit dollar limitation computed using a 5% interest rate and the applicable mortality table as defined in Code Section 415(b)(2)(E)(v); and

(2)	the amount determined by multiplying the defined benefit dollar limitation by the ratio of (A) the annual amount of the single life annuity beginning at such later age (computed using the interest rate and mortality assumptions for delayed retirement benefits under the Plan, if applicable, even if such adjustments are applied to offset benefit accrual) to (B) the annual amount of the single life annuity under the Plan commencing at age 65 (computed without using the interest rate and mortality assumptions for delayed retirement benefits under the Plan, if applicable) (with both such amounts in (A) and (B) determined without application of the rules of Code Section 415 and by disregarding accruals after age 65).

For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored. No forfeiture shall be deemed to occur if the Plan provides a qualified pre-retirement survivor annuity and does not charge the Participant for such coverage.

(g) If the Participant has fewer than 10 years of participation in the Plan, the defined benefit dollar limitation shall be multiplied by a fraction, the numerator of which is the number of years (or part thereof) of participation in the Plan and the denominator of which is 10. In the case of a Participant who has fewer than 10 years of service with the Employer, the defined benefit compensation limitation and the $10,000 minimum benefit shall be multiplied by a fraction, the numerator of which is the number of years (or part thereof) of service with the Employer and the denominator of which is 10. Years of service and years of participation shall be determined in accordance with Treas. Reg. Sections 1.415(b)-1(g)(1)(ii) and (g)(2)(ii).

(i) The Annual Benefit of a Participant who was a Participant in the Plan before the first Limitation Year that begins on or after January 1, 2008, shall not be reduced under any other provisions of this Annex I to the extent that it does not exceed the Participant’s Annual Benefit accrued as of the end of the Limitation Year that ends immediately prior to the first Limitation Year that begins on or after January 1, 2008, and determined in accordance with the requirements of Code Section 415 in effect on that date and provisions of the Plan that were both adopted and in effect before April 5, 2007.

(j) The following definitions apply for purposes of this Section Annex I:

(1)	“Affiliate” means with respect to any Employer (A) any corporation that is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as such company; (B) any member of an affiliated service group, as determined under Code Section 414(m), of which such company is a member; (C) any trade or business that is under common control with such company, as determined under Code Section 414(c) and (D) any other entity which is required to be aggregated with the Employer under Code Section 414(o), but with “more than 50%” substituted for the phrase “at least 80%” in Code Section 1563(a)(1), when applying Code Sections 414(b) and 414(c) and in the regulations under Code Section 414(c) (except for purposes of determining whether two or more organizations are a brother-sister group under common control under the rules of Treas. Reg. Section 1.414(c)-2(c)).

(2)

“Annual Benefit” means a retirement benefit which is payable annually in the form of a straight life annuity with no ancillary benefits and determined without regard to any rollover contributions or contributions made by a Participant. If the benefit under the Plan is payable in any other form (other than a qualified joint and survivor annuity), the annual benefit shall be adjusted to the equivalent of a straight life annuity as set forth herein. The annual limitation applicable to rollover contributions, contributions made by a Participant and any transferred contributions shall be determined in accordance with Treas. Reg. Section 1.415(b)-1(b)(2).

(3)	“Compensation” means compensation as defined in Treas. Reg. Section 1.415(c)-2(b) and including those items specified in Treas. Reg. Sections 1.415(c)-2(e)(2) and 1.415(c)-2(e)(3). Compensation shall not reflect compensation for a year that is in excess of the limitation under Code Section 401(a)(17) that applies to that year.

(4)	“Limitation Year” means the calendar year.

IN WITNESS WHEREOF, this Amendment to the Retirement Plan for Koppers Inc. is adopted on this 23rd day of December, 2008.

KOPPERS INC.

By:	/s/ Steven R. Lacy
Title:	Senior VP, Administration